Exhibit 99.1

Access National Declares Special Dividend, Updates Capital Management Outlook

RESTON, Va.--(BUSINESS WIRE)--November 20, 2012--Access National Corporation (NASDAQ: ANCX) (the “Company”), parent company for Access National Bank, declared a cash dividend of $0.70 per share for holders of record as of December 3, 2012 and payable on December 17, 2012. This dividend will not be eligible for automatic reinvestment under the Company’s Dividend Reinvestment and Stock Purchase Plan.

According to CEO Michael Clarke, “This non-routine dividend is intended to balance our capital adequacy objectives with the responsibility to enrich the interests of shareholders.” He continued, “Access National is proud of the return we continue to provide our investors and it is appropriate to take this unusual and non-recurring action in light of our exceptional earnings over the last 2 years and pending tax hikes. Under current law, investors face a significant increase in the federal tax rate of qualified dividends in 2013, as high as 43.4%. By taking this action before year end 2012, we can be sure our shareholders benefit from the lower qualified dividend tax rate, 15% in most cases. Based on the aforementioned assumed federal tax rates, a shareholder potentially benefits from an after tax dividend of $0.595 if paid in 2012 vs. $0.396 if paid just one month later in 2013, a 50% improvement in after tax return. However, this action is not solely driven by an assessment of the tax code. It is embedded in a serious and thoughtful assessment of our capital management outlook.”

Throughout the Company’s history, it has maintained a cushion above the regulatory requirements to be considered “Well Capitalized” and has always exhibited prudent capital management. The capital management strategy going forward is outlined below.

Target Capital level: The previously stated objective of a tangible capital to asset ratio of 8.0% or better remains. As of September 30, 2012, the ratio stood at 10.92% and following this special dividend, will remain above 10.0% on a pro forma basis, well in excess of the objective. There are proposed regulatory changes to capital requirements outlined in Basel III. The Company evaluated the impact of the proposed changes and concluded it will continue to have an adequate cushion to support this action and other uses of capital described below.

The published strategic objective that calls for balance sheet growth of $100 million per year remains intact and management is confident the Company can directionally deliver on this objective as the economy continues to recover. The pro forma capital ratio remains adequate to support management’s organic growth.

If it is in the best interest of shareholders, the Company has an interest in acquisitions in order to scale the business. It will continue to have adequate capital to execute on any of the targets it finds attractive while executing on the organic growth plan. Most of the prospective bank acquisitions being tracked would bring adequate capital and a moderate to low problem asset quality profile.

Dividend Payout: The Company has stated a bias towards increasing routine dividends and a payout ratio equal to 20% of “core earnings.” With this announcement, the Company is increasing the target payout to 40% of core earnings, exclusive of this special dividend. Adherence to the 40% payout target will be balanced with the capital requirements of the overriding organic and strategic growth objectives described above.

Share Repurchase Program (the “Program”): The Program last authorized June 22, 2010 remains in effect with a remaining authorization of 830,235 shares. Under this Program, the Company buys shares from the market and retires the shares thereby reducing the quantity of shares outstanding. Market purchases are made at the discretion of the Company considering the above priority capital objectives and the relative price available in the market compared to other uses of available capital.

Dividend Reinvestment and Stock Purchase Plan (the “Plan” or “DRSPP”): This special dividend will not be available to participants for automatic reinvestment through the Plan. The DRSPP remains in effect and allows for the automatic reinvestment of routine dividends and optional cash purchases of stock through the Plan Administrator. The Company has discretion under the Plan to issue new shares for the purchases or direct the administrator to acquire shares from the market. When shares are issued by the company, there is a 5% discount on the price of the stock purchased by the participant. This Plan is designed to encourage long term investment in the company and has been popular with retail shareholders and employees. It can also serve to efficiently raise modest amounts of capital when desirable.

Access National Corporation is the parent company of Access National Bank, an independent, nationally chartered bank serving the business community of the greater Washington DC Metropolitan area. Additional information is available on our website at www.AccessNationalBank.com. Shares of Access National Corporation are traded on the NASDAQ Global Market under the symbol "ANCX."

This press release contains “forward-looking statements” within the meaning of the federal securities laws. These statements may be identified as “may”, “could”, “expect”, “believe”, anticipate”, “intend”, “plan” or variations thereof. These forward-looking statements may contain information related to those matters such as the Company’s intent, belief, or expectation with respect to matters such as financial performance. Such statements are necessarily based on assumptions and estimates and are inherently subject to a variety of risks and uncertainties concerning the Company’s operations and business environment, which are difficult to predict and beyond control of the company. Such risks and uncertainties could cause the actual results of the Company to differ materially from those matters expressed or implied in such forward-looking statements. For an explanation of certain risks and uncertainties associated with forward-looking statements, please refer to the Company’s Annual Report on Form 10-K and other SEC filings.

CONTACT:
Access National Corporation
Michael Clarke, 703-871-2100